Exhibit 10.2

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE (this “Amendment”), dated as of January 19, 2022 (“Effective Date”), is entered into by and between KBSIII TOWERS AT EMERYVILLE, LLC, a Delaware limited liability company (“Landlord”), and NOVABAY PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.         Pursuant to that certain Office Lease dated August 24, 2016 (the “Lease”), Tenant currently leases from Landlord those certain premises commonly known as Suite 1150 (the “Premises”) containing approximately 7,675 rentable square feet (as remeasured below), located at 2000 Powell Street, Emeryville, California (the “Building”), which is part of the Towers Emeryville (the “Project”), as more particularly described in the Lease.

B.         Capitalized terms not defined herein have the meanings given to such terms in the Lease.

C.         The Lease Term is scheduled to expire by its terms on February 28, 2022.

D.         The parties desire to amend the Lease in order to, among other things, extend the Lease Term, and further amend the Lease, pursuant to the terms and conditions set forth below.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of such are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.        Extended Term. The Lease Term is hereby extended for sixty-five (65) months (the “Extended Term”) commencing as of March 1, 2022 (the “Extended Term Commencement Date”), and expiring on July 31, 2027, unless sooner terminated in accordance with the terms of the Lease, as amended hereby (the “Amended Lease”). No such extension shall operate to release Tenant from liability for any amounts owed or defaults which exist under the Lease prior to the Extended Term Commencement Date.

2.        Base Rent. Prior to the Extended Term Commencement Date, Tenant shall continue to pay monthly Base Rent pursuant to the terms of the Lease. Commencing as of the Extended Term Commencement Date and continuing for the duration of the Extended Term, Tenant shall pay monthly Base Rent for the Premises in accordance with the following schedule:

Lease Months	Monthly Base Rent
3/1/2022 - 2/28/2023	$36,072.50
3/1/2023 - 2/29/2024	$37,154.68
3/1/2024 - 2/28/2025	$38,269.32
3/1/2025 - 2/28/2026	$39,417.40
3/1/2026 - 2/28/2027	$40,599.92
3/1/2027 - 7/31/2027	$41,817.92

3.        Abated Amount. Notwithstanding the foregoing schedule, provided Tenant is not in default under the Amended Lease beyond any applicable notice and cure period, Landlord hereby agrees to abate Tenant’s obligation to pay the monthly Base Rent during the five (5) calendar months of March 2022, March 2023, March 2024, March 2025, and March 2026 (such aggregate amount of abated monthly Base Rent being hereinafter collectively referred to as the “Abated Amount”). During such abatement months, Tenant will still be responsible for the payment of all other monetary obligations under the Amended Lease, including, without limitation, Direct Expenses. Tenant acknowledges that any default by Tenant beyond applicable notice and cure periods will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain. Therefore, should Tenant at any time be in default beyond applicable notice and cure periods, then in addition to all of Landlord’s other rights and remedies, the total unamortized sum of the Abated Amount (amortized on a straight line basis over the Extended Term) so conditionally excused shall become immediately due and payable by Tenant to Landlord; provided, however, Tenant acknowledges and agrees that nothing in this subsection is intended to limit any other remedies available to Landlord at law or in equity under applicable law (including, without limitation, the remedies under Civil Code Section 1951.2 and/or 1951.4 and any successor statutes or similar laws), in the event Tenant defaults under the Amended Lease beyond any applicable notice and cure period.

4.         Tenant Improvements.

(a)        Landlord shall provide to Tenant an allowance of up to $25.00 per rentable square foot of the Premises (i.e., up to $191,875.00, based on the Premises consisting of approximately 7,675 rentable square feet, hereinafter referred to as the “Allowance”) to be used by Tenant to design and complete interior improvements to refurbish the Premises (the “Tenant Improvements”) in accordance with and subject to the terms and conditions of Section 8 of the Lease with respect to Alterations, including, without limitation, the requirement that Tenant obtain Landlord’s prior written approval for the Tenant Improvements; provided, however, Tenant need not obtain Landlord’s approval for any portion of the Tenant Improvements which satisfies the conditions set forth in the last sentence of Section 8.1 of the Lease.  Landlord shall reimburse the Allowance after the completion of the Tenant Improvements and within thirty (30) days after Landlord’s receipt of (i) paid invoices from all of the contractors and/or subcontractors (“Tenant Contractors”) for labor rendered and materials delivered to the Premises, (ii) executed unconditional mechanic’s lien releases from all of the Tenant Contractors to whom payment is included in the Allowance, and (iii) all other information reasonably requested by Landlord.

(b)        The Allowance is applicable only to the Tenant Improvements, and shall not be used for any other purpose, such as, but not limited to, the purchase or installation of furniture, trade fixtures, or personal property.  If all or any portion of the Allowance shall not be used by December 31, 2022 (“Outside Date”), Landlord shall be entitled to the savings and Tenant shall receive no credit therefor.  Notwithstanding anything in this Amendment to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Amended Lease.

(c)         Notwithstanding the foregoing, Tenant shall have the right to apply an unused portion of the Allowance in the amount of up to $16.00 per rentable square foot of the Premises (i.e., up to $122,800.00, based on the Premises consisting of approximately 7,675 rentable square feet) as a credit against Base Rent next coming due under the Amended Lease, provided that Tenant submits to Landlord written notice of such election and designates a credit against Base Rent to be applied prior to the Outside Date.

5.          Condition of the Premises. Tenant acknowledges that it is presently in possession of the Premises and is fully aware of the condition of the Premises. Tenant acknowledges that except as expressly provided above, Landlord shall not be obligated to refurbish or improve the Premises in any manner whatsoever or to otherwise provide funds for the improvement of the Premises in conjunction with this Amendment, and Tenant hereby accepts the Premises “AS-IS”. Tenant further acknowledges that except as expressly provided in the Lease or this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the improvements, refurbishments, or alterations therein, or the Building or the Project or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that all representations and warranties of Landlord, if any, are as set forth in the Lease and this Amendment. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Amendment neither the Premises, nor the Building, nor the Project has undergone inspection by a Certified Access Specialist. Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Therefore and notwithstanding anything to the contrary contained in the Amended Lease, Landlord and Tenant agree that (a) Tenant may, at its option and at its sole cost, cause a CASp to inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under California law, (b) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, and (c) Tenant shall be solely responsible for the cost of any repairs necessary to correct violations of construction-related accessibility standards within the Premises, the Building, or the Project identified by any such CASp inspection. Tenant shall reimburse Landlord upon demand, as Additional Rent, for any cost to Landlord of performing such alterations and repairs; provided, however, unless such repair or alterations relate solely to other alterations to the Premises which Tenant is obligated to, or elects to, remove upon the expiration or earlier termination of the Amended Lease (in which case Tenant shall simultaneously also remove any CASp-identified alterations and repairs), Tenant shall have no obligation to remove any repairs or alterations made pursuant to a CASp inspection under this Section.

6.           Remeasurement; Direct Expenses.

(a)         The parties acknowledge that the Project, including the Building and the Premises, has been remeasured, and for all purposes under the Amended Lease, (i) the Project shall be deemed to consist of 816,090 rentable square feet, (ii) the Building shall be deemed to consist of 361,274 rentable square feet, and (iii) the Premises shall be deemed to consist of 7,675 rentable square feet.

(b)         Commencing as of the Effective Date and continuing for the duration of the Extended Term, (i) Tenant’s Share of Direct Expenses shall be 2.12% and (ii) the Base Year shall be adjusted to the calendar year 2022. For the avoidance of doubt, the foregoing computation means Tenant shall have no liability for Tenant’s Share of Direct Expenses from and after the Effective Date until January 1, 2023.

(c)         Tenant acknowledges that:  (i) the Towers Emeryville project is separately owned by Landlord and a third party, but is currently operated and managed as a single project, and (ii) Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses among different tenants, buildings and/or premises, including, without limitation, retail and office areas (the “Cost Pools”), in Landlord’s reasonable discretion.  Such Cost Pools may include, for example, the buildings owned by Landlord but not buildings owned by other parties.

7.            Parking. During the Extended Term, Tenant shall continue to be entitled to use up to a maximum of twenty (20) unreserved parking spaces and three (3) reserved parking spaces (such parking spaces are in lieu of, and not in addition to, any parking spaces as to which Tenant was previously granted rights under the Lease). Tenant shall pay Landlord’s prevailing parking charges, as the same may be adjusted by Landlord from time to time, currently at the rate of $120.00 per unreserved stall per month and $150.00 per reserved stall per month. Tenant’s use of all such parking shall otherwise be subject to the terms and provisions of the Amended Lease.

8.            Extension Option. Tenant shall continue to have one (1) Extension Option of five (5) years, subject to the terms and conditions of Rider No. 1 to Lease. Landlord and Tenant hereby acknowledge and agree that any other provisions of the Lease providing for an extension or renewal of the Lease Term are hereby deleted in their entirety and Tenant has no other options to extend or renew the Extended Term of the Amended Lease.

9.           Letter of Credit. No additional Letter of Credit or Security Deposit shall be required in connection with this Amendment. Concurrently with the execution of this Amendment, Tenant shall deliver a renewal of the existing Letter of Credit in the amount of $323,658.50, which shall update the Final LC Expiration Date to November 28, 2027.

10.            After-Hours HVAC. For informational purposes, the current after-hours usage charge for the Building is $72.00 per hour.

11.            Landlord’s Addresses. Landlord’s addresses for notices and payment of Rent are hereby amended as follows:

Landlord’s Notice Address:	KBSIII Towers At Emeryville, LLC
c/o KBS Capital Advisors, LLC
800 Newport Center Drive, Suite 700
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attn: General Counsel

With a copy to:	KBSIII Towers At Emeryville, LLC
c/o KBS Capital Advisors, LLC
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attn: Brent Carroll, Asset Manager

Landlord’s Address for Payment	KBSIII Towers At Emeryville, LLC
of Rent:	P.O. Box 740905
Los Angeles, CA 90074-0905

For payment of Parking Charges:	LAZ Parking
2000 Powell Street, Suite 100
Emeryville, CA 94608

12.           Representations and Warranties. Tenant hereby represents, warrants, and agrees that, to Tenant’s actual knowledge: (a) there exists no breach, default, or event of default by Landlord under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default, or event of default by Landlord under the Lease; (b) the Lease continues to be a legal, valid, and binding agreement and obligation of Tenant; and (c) Tenant has no current offset or defense to its performance or obligations under the Lease. Landlord hereby represents, warrants, and agrees that, to Landlord’s actual knowledge: (a) there exists no breach, default, or event of default by Tenant under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default, or event of default by Tenant under the Lease; (b) the Lease continues to be a legal, valid, and binding agreement and obligation of Landlord; and (c) Landlord has no current offset or defense to its performance or obligations under the Lease.

13.            Authority. Each signatory of this Amendment on behalf of Tenant represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

14.          Successors and Assigns. This Amendment shall extend to, be binding upon, and inure to the benefit of, the respective successors and permitted assigns and beneficiaries of the parties hereto.

15.           Broker. Tenant represents and warrants to Landlord that, with the exception of Cushman & Wakefield, representing Landlord, and Newmark, representing Tenant, it is not aware of any brokers, agents or finders who may claim a fee or commission in connection with the consummation of the transactions contemplated by this Amendment. If any claims for brokers’ or finders’ fees in connection with the transactions contemplated by this Amendment arise, then Tenant agrees to indemnify, protect, hold harmless and defend Landlord (with counsel reasonably satisfactory to Landlord) from and against any such claims if they shall be based upon any statement, representation or agreement made by Tenant.

16.            No Other Modification. Landlord and Tenant agree that except as otherwise specifically modified in this Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Amendment. To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern the parties. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. For purposes of this Amendment, signatures by facsimile or electronic PDF shall be binding to the same extent as original signatures.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

Tenant:

NOVABAY PHARMACEUTICALS, INC.,

a Delaware corporation

By: /s/ Justin M. Hall___________
Name: Justin M. Hall
Title: CEO

Landlord:

KBSIII TOWERS AT EMERYVILLE, LLC, a Delaware limited liability company
By: KBS Capital Advisors, LLC, a Delaware limited liability company Its: Authorized Agent

By:	/s/ Brent Carroll
Name:	Brent Carroll
Title:	Senior Vice President
Date signed	1/24/22